News Release

FOR RELEASE:                        CONTACT:
Date    August 1, 2012                        Gerry Gould, VP-Investor Relations
Time    6:00 pm Eastern                    Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Completes Acquisition of Pall's Transfusion Medicine Business

Braintree, MA, August 1, 2012 - Haemonetics Corporation (NYSE:HAE) today announced that it has completed the acquisition of the business assets of the blood collection, filtration and processing product lines of Pall Corporation (NYSE:PLL). The acquired business has approximately 1,300 employees and provides Haemonetics with commercial presence in all aspects of the whole blood collection market. The combined company is expected to generate greater than $1 billion of revenue in its full fiscal year 2014.

The purchase price is approximately $550 million of which all but $15 million was paid upon closing, utilizing $475 million of new borrowings under a term loan plus existing cash on hand. Additionally, $15 million will be payable upon Pall Corporation's replication and delivery of certain manufacturing assets of the filter media business to Haemonetics by 2016. Until that time, Pall will supply certain filter media under a supply agreement.

The Company also announced that it has entered into a new $525 million credit agreement with a syndicate of lenders led by JPMorgan Chase Bank, N.A. and Citibank, N.A. The credit agreement is comprised of a $475 million term loan facility utilized toward funding the acquisition and a $50 million revolving credit facility. A summary of material terms, along with a copy of the credit agreement, are set forth in a Current Report on Form 8-K the Company expects to file with the Securities and Exchange Commission and will post to its investor relations website after the close of the financial markets on August 6, 2012.

As separately announced, Haemonetics will host a webcast at 8:00 am (EDT) on Thursday, August 2, 2012 to discuss and answer questions about its earnings for the first fiscal 2013 quarter ended June 30, 2012,  guidance for fiscal 2013 and preliminary outlook for fiscal 2014, which were provided in a separate press release today. The company will also discuss the acquisition and its impact on operations and results in more detail. Interested parties can participate at:
http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=4802047.

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

This release contains forward-looking statements that are not historical facts. Haemonetics has identified some of these forward-looking statements with words like "will,” "expect," "intend," ”believe," "may," "could," "would," "might," "possible," "plan," "anticipate," or "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transaction and statements regarding the effect of the transaction on Haemonetics' business and competitive position, statements regarding future innovation and statements regarding Haemonetics' future financial performance and financial condition.

Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties, including: the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; unexpected expenses incurred to integrate the Pall Transfusion Medicine business, other business effects, including the effects of industry, economic or political conditions outside of Haemonetics' control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in Haemonetics' filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections of Haemonetics' most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.

The forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the company undertakes no duty or obligation to update this information. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.